UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 5, 2021

Zyrox Mining International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-56204	27-2052033
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas, 3rd Floor. New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(646) 768-8417

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZYRX	N/A

Item 5.01 Changes in Control of Registrant.

On March 5, 2021, as a result of a private transaction, 300,000,000 shares of Series A Preferred Stock, $0.001 par value per share (the “Shares") of Zyrox Mining International, Inc., a Nevada corporation (the "Company"), were transferred from Custodian Ventures, LLC (the “Seller”) to Wan Nyuk Ming, Ng Chian Yin, and Jeffrey Wong Kah Mun, respectively, based on their ownership of Winvest Group Limited (collectively, the “Purchaser”). As a result, the Purchaser became an approximately 90% holder of the voting rights of the issued and outstanding share capital of the Company on a fully-diluted basis of the Company, and became the controlling shareholders. The consideration paid for the Shares was $700,000. The source of the cash consideration for the Shares was personal funds of the Purchaser. In connection with the transaction, David Lazar released the Company from all debts owed to him and/or the Seller.

Other than as described below, there are no arrangements or understandings among both the former and new control persons and their associates with respect to the election of directors of the Company or other matters. The information set forth in Item 5.02 of this Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2021, the existing director and officer resigned immediately. Accordingly, David Lazar, serving as a director and an officer, ceased to be the Company’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and a Director.

On April 14, 2021, Mr. Wan Nyuk Ming consented to act as the new Chairman and a member of the Board of Directors of the Company; Mr. Ng Chian Yin consented to act as Managing Director (MD) and a member of the Board of Directors of the Company; Mr. Jeffrey Wong Kah Mun consented to act as the new Chief Executive Officer (CEO) and a member of the Board of Directors of the Company.

Finally, also on April 14, 2021, Ms. Tham Yee Wen was appointed as Secretary and Chief Operating Officer (COO) of the Company; Ms. Boo Shi Huey was appointed as Treasurer of the Company.

Mr. Wan Nyuk Ming, age 51, Chairman of the Board of Directors, previously worked as the Managing Director of Mega7 Holding Sdn Bhd from 2017 to 2019, where he supervised the day-to-day operations of the company, managed delivery teams, and was directly responsible for business support functions as a head of the business. From 2012 to 2017, he was the Managing Director of Macademy International Sdn Bhd. With over 30 years of experience and hard work, he is a successful remarkable entrepreneur and a practical international market strategist.

Mr. Ng Chian Yin, age 30, MD of the Board of Directors, with ten years of experience in running a company's core business, where he expanded his strategy skill with "New Thinking, New Creativity, and New Generation" to meet the new era of emerging financial technology in his career path. He has been the Marketing Director of his own company, Philocity Holdings Sdn Bhd since August 2019. He was the Senior Sales & Technology Manager at Milletique Technology Sdn Bhd from July 2018 to July 2019.

Mr. Jeffrey Wong Kah Mun, age 41, CEO of the Board of Directors, has over 18 years of exposure in the fields of health, beauty, wellness products, online and education.. He previously worked as Chief Operating Officer at Linton University and three affiliated Institutes, Pertama Institute of Technology (ITP), Jati Institute, and International Institute of Science Mantin from 2017 to 2020, where he oversaw, developed, and expanded the built of Environment, Information Technology, Business & Accounting, and Applied & Visual Arts.

Ms. Tham Yee Wen, age 30, Secretary cum COO of the Company. She worked as Operations Director at KN Avenue Sdn Bhd from September 2018 to October 2020. She worked as the Personal Assistant to the Executive Director at Mega7 Holdings Sdn Bhd from September 2017 to August 2018. She also worked as a Sales Executive for meetings and events at the Berjaya Times Square Hotel, Kuala Lumpur from October 2015 to August 2017. She is responsible to oversee, develop and implement a proactive maintenance program for the company.

Ms. Boo Shi Huey, age 31, Treasurer of the Company. She worked at Philocity Holdings Sdn Bhd, as a Sr. Account Executive from February 2020 to the present. She worked as an Account Executive to Syarikat Elektrik Siang Sdn Bhd from October to December 2019. She previously worked as a Finance Executive cum Admin at Mega7 Holding Sdn Bhd from January 2019 to July 2019. She has extensive account experience, and is able to work at different perspectives and adjust workflow as change arises.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	STOCK PURCHASE AGREEMENT, dated March 5, 2021, by and the Seller and the Purchaser.

99.2	DIRECTORS RESIGNATION, dated April 14, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 10, 2021

Zyrox Mining International, Inc.

/s/ Wan Nyuk Ming
By:	Wan Nyuk Ming
Title:	Chairman

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